Exhibit (a)(1)(D)

Offer to Holders

of

19,500,000 Outstanding Warrants of

HUGHES TELEMATICS, INC.

to Allow Warrants to be Tendered for Exchange as Follows:

For each 20 Warrants tendered, a holder will receive one share of Common Stock

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

5:00 P.M., EASTERN TIME, ON JULY 16, 2009, UNLESS THE OFFER IS EXTENDED

June 16, 2009

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Enclosed for your consideration are the Offer Letter, dated June 16, 2009 (the “Offer Letter”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the Offer by HUGHES Telematics, Inc., a Delaware corporation (formerly known as Polaris Acquisition Corp., the “Company”), for a period ending at 5:00 p.m., Eastern Time, on July 16, 2009, unless the Offer is extended, to all holders of the Company’s outstanding warrants (the “Warrants”) to purchase an aggregate of 19,500,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to receive one share of Common Stock in exchange for each 20 Warrants tendered by the holders of Warrants. The Warrants consist of publicly traded warrants to purchase an aggregate of 15,000,000 shares of Common Stock that were issued in the Company’s initial public offering and warrants to purchase an aggregate of 4,500,000 shares of Common Stock that were issued in a private placement that closed simultaneously with the initial public offering.

For each 20 Warrants tendered, the holder will receive one share of Common Stock. A holder may tender as few or as many Warrants as the holder elects, provided that Warrants are tendered in multiples of 20. The Company will not issue fractional shares of the Common Stock in the Offer and will not accept Warrants in multiples of other than 20. Holders may also be entitled to exercise their Warrants for cash during the period of the Offer in accordance with the terms of the Warrants if a registration statement with respect to the shares of Common Stock underlying the Warrants is declared effective.

THE COMPANY WILL NOT ISSUE FRACTIONAL SHARES OF COMMON STOCK IN THE OFFER AND WILL NOT ACCEPT WARRANTS IN MULTIPLES OF OTHER THAN 20.

Investing in the Common Stock involves a high degree of risk. See “Risk Factors” in Section 12 of the enclosed Offer Letter for a discussion of information that you should consider before tendering Warrants in the Offer.

If you or your clients tender Warrants, the tendered Warrants may be withdrawn before the Expiration Date (as defined in the Offer Letter) and retained on their terms by following the instructions herein.

Enclosed with this letter are copies of the following documents:

1.	Offer Letter, dated June 16, 2009;

2.	Letter of Transmittal, for your use in accepting the Offer and tendering Warrants of and for the information clients;

3.	Notice of Guaranteed Delivery with respect to Warrants, to be used to accept the Offer in the event you are unable to deliver the Warrant certificates, together with all other required documents, to the depositary before the Expiration Date (as defined in the Offer Letter), or if the procedure for book-entry transfer cannot be completed be Expiration Date; and

4.	Form of letter that may be sent to your clients for whose accounts you hold Warrants registered in your name or the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions regard to the Offer.

Upon the terms and subject to the conditions of the Offer, the Company will accept for exchange Warrants validly tendered. In all cases, Warrants will only be accepted for exchange pursuant to the Offer after timely receipt of the depositary of certificates for Warrants either physically or through the book-entry delivery, a properly completed and duly executed Letter of Transmittal or manually signed copy thereof, and the surrender of Warrants being tendered.

Certain conditions of the Offer are described in Sections 1 through 4 of the Offer Letter.

The Company urges you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., Eastern Time, on July 16, 2009, unless the Offer is extended.

Other than described herein, the Company will not pay any fees or commissions to any broker or dealer or other person (other than the depositary, as described in the Offer Letter) in connection with the solicitation of tenders of Warrants pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.

Questions regarding the Offer may be directed to Morrow & Co., LLC, as Information Agent, at 470 West Avenue, Stamford, CT 06902 (telephone number: (203) 658-9400; banks and brokerage firms please call: (800) 662-5200, Warrant holders call Toll Free: (800) 607-0088) or to Continental Stock Transfer & Trust Company, as depositary, 17 Battery Place, 8th Floor, New York, New York 10004 (telephone number: (212) 509-4000, ext. 536).

Very truly yours,

HUGHES Telematics, Inc.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the depositary or any affiliate of any of them or authorize you or any other person affiliated with you to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.